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                                  Exhibit 99.1

                     WRITTEN CONSENT OF THE STOCKHOLDERS OF

                          MONTANA MILLS BREAD CO., INC.


In accordance with Section 228 of the Delaware General Corporation Law, the undersigned, a stockholder of Montana Mills Bread Co., Inc., a Delaware corporation (the "Company"), hereby consents to the following action and approves of the resolution set forth below to the same extent and to have the same force and effect as if such resolution were adopted and approved by the vote of the undersigned at a special meeting of stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt and approve such resolution.

WHEREAS, the undersigned has received, read and reviewed the Agreement and Plan of Merger dated as of January 23, 2003 by and among the Company, Krispy Kreme Doughnuts, Inc. and Oliver Acquisition Corp. (the "Merger Agreement") relating to the merger of Oliver Acquisition Corp. with and into the Company, with the Company continuing as the surviving corporation (the "Merger"); it is hereby

RESOLVED, the undersigned hereby consents to, approves and adopts together as one matter:

      -     The Merger Agreement; and

      - The Merger and the transactions relating thereto as provided in the Merger Agreement.

            IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date written below and this written consent is given in respect of the number of shares of common stock of the Company specified below.


                                       /s/  Eugene O'Donovan
                                       -----------------------------------------
                                       Eugene O'Donovan
                                       Number of Shares: 2,340,348

                                       Dated:  January 23, 2003